Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Bridgeline Digital, Inc. on Form S-3 (File No. 333-256638) of our report dated May 13, 2021 with respect to our audit of the financial statements of Woorank SRL. (the "Company"), which includes an explanatory paragraph as to the Company's basis for qualified opinion as a first time adopter of IFRS, as of December 31, 2020 and for the year then ended, which report appears in the amended Form 8-K of Bridgeline Digital, Inc. filed with the U.S. Securities and Exchange Commission on May 13, 2021.

Wemmel, August 12 2021

/s/ Moore VMB Bedrijfsrevisoren BV

Moore VMB Bedrijfsrevisoren BV,

Auditor,

Represented by:

Luc Martens,

Registered auditor

An independent member firm of Moore Global Network Limited – members in principal cities throughout the world	Moore VMB Bedrijfsrevisoren BV: Koning Albert I Laan 64, 1780 Wemmel ORB Brussel – BTW: BE0472.277.063